SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 11, 2004

GOLD KIST INC.

(Exact Name of Registrant as Specified in Charter)

Georgia	2-59958	58-0255560
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

244 Perimeter Center Parkway, N.E., Atlanta, Georgia 30346

(Addresses of Principal Executive Offices, including Zip Code)

(770) 393-5000

(Registrant’s Telephone Number, including Area Code)

Item 12. Results of Operations and Financial Condition.

On May 11, 2004, Gold Kist Inc. announced its financial results for the quarter ended March 27, 2004. The press release announcing financial results for the quarter ended March 27, 2004 is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

The following is a reconciliation of EBITDA, as adjusted, to net margins. EBITDA, as adjusted, is defined as the sum of net margins plus interest expense (net of interest and dividend income), income taxes, depreciation and amortization and loss on discontinued operations, and excludes certain items that we do not believe are helpful for a period-to-period comparison of our results. Our method of computation may or may not be comparable to other similarly titled measures used by other companies. EBITDA, as adjusted, is presented because we believe that it provides meaningful additional information concerning our operating results and our ability to service our long-term debt and to fund our growth, and we believe EBITDA, as adjusted, is frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of GAAP results, to compare the performance of companies. EBITDA, as adjusted, is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities or as a measure of liquidity or an alternative to net margins as indicators of our operating performance or any other measures of performance derived in accordance with GAAP.

A reconciliation of net margins to adjusted EBITDA is as follows:

	Quarter Ended:		Nine Month Period Ended:
	Mar. 29, 2003	Mar. 27, 2004	Mar. 29, 2003	Mar. 27, 2004
	(in thousands)
Net margins (loss)	$(11,871)	29,862	(66,067)	56,752
Add: Income tax expense (benefit)	(5,937)	16,805	(21,008)	39,500
Other deductions:
Interest expense (net)	6,100	12,572	16,372	26,640
Unrealized loss on investments(a)	—	—	24,064	18,486
Miscellaneous, net(b)	(2,134)	(886)	1,588	(5,419)

Total	3,966	11,686	42,024	39,707
Depreciation & amortization	9,757	10,035	29,361	29,538
Pension settlement expense(c)	—	9908	—	9908

Minus: Postretirement benefit plan curtailment gains(d)	554	—	10865	—

Adjusted EBITDA	$(4,639)	78,296	(26,555)	175,405

(a)	In October 1998, the Company completed the sale of assets of its Agri-Services business to Southern States Cooperative, Inc. (SSC). In order to complete the transaction, the Company committed to purchase from SSC, subject to certain terms and conditions, up to $60 million in principal amount of capital trust securities and $40 million in principal amount of cumulative preferred securities if SSC was unable to market the securities to other purchasers. In October 1999, the Company purchased for $98.6 million the $100 million principal amount of the securities under this commitment. The Company initially recorded the securities at an estimated fair value of $81.4 million.

The SSC capital trust securities have a fixed maturity and are subject to the provisions of Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (SFAS 115). The SSC preferred stock securities are considered outside the scope of SFAS 115 and are accounted for at cost as they do not have a fixed maturity, are not redeemable by Gold Kist, and do not have a readily determinable fair value.

In October 2002, SSC notified the Company that, pursuant to the provisions of the indenture under which the Company purchased the capital trust securities, SSC would defer the quarterly interest payment due on October 5, 2002. All subsequent quarterly interest payments have also been deferred. The terms of the capital trust securities allow for the deferral of quarterly interest payments for up to 20 quarters, with any deferred payments bearing interest at 10.75%. No dividends from the cumulative preferred securities have been received since the quarterly payment received in January 2002.

As a result of the deferral of the interest payments, the Company followed the guidance of paragraph 16 of SFAS 115 and reduced the carrying value of the capital trust securities by $24.1 million with a corresponding charge against margins from operations before income taxes for the six months ended December 28, 2002.

As of December 31, 2003, SSC’s total stockholders’ and patrons’ equity fell below the Company’s carrying value of the preferred stock investment, which the Company believes is a triggering event indicating impairment. The Company valued the preferred securities based on a discounted cash flow approach and recorded an “other-than-temporary” impairment charge of $18.5 million in the quarter ended December 27, 2003.

The carrying value of the SSC securities was $57.3 million at June 28, 2003 and $38.8 million on March 27, 2004. As interest rates and market conditions change, or if SSC incurs additional significant losses, the carrying value of the securities could be further reduced. Also, the proceeds from any future sale of the SSC securities could differ from these estimates. If these events were to occur, they could have a material impact on results of operations and financial position of the Company.

Gold Kist is permitted to sell the SSC securities pursuant to applicable securities regulations and the terms of the securities.

(b)	Miscellaneous, net includes gains/losses on transactions not in the ordinary course of operations such as sales of fixed assets, equity in earnings/loss of insignificant joint ventures, sales of hatching eggs, etc. Gains from the sale of assets and from the settlement in August 2003 of notes receivable that exceeded their carrying value were the primary items resulting in the March 2004 year-to-date income amounts. The notes receivable were acquired from the parent corporation of the other general partner of a pecan processing and marketing partnership dissolved in January 2003. A payment in December 2002 representing the Company’s share of a legal settlement as a former partner of a peanut processing and marketing company resulted in expense in the nine months ended March 29, 2003. Income from a hog grow-out joint venture with another regional cooperative was $.5 million for the nine months ended March 27, 2004 as compared to a loss of $.9 million for the nine months ended March 29, 2003 due to improved hog market prices.
(c)	The Company recognized $9.9 million of pension settlement expense in the quarter ended March 27, 2004. The settlement expense resulted from lump sum distribution payments from the plan to electing retiring employees exceeding service and interest cost components of pension expense in the plan year.
(d)	During fiscal 2003, the Company substantially curtailed its postretirement supplemental life insurance plan. Gains from the curtailment of approximately $.6 million and $10.9 million are reflected in the consolidated statements of operations for the three and nine-month period ended March 29, 2003, respectively.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLD KIST INC.

/s/ Stephen O. West
Name:	Stephen O. West
Title:	Vice President and Chief Financial Officer

Date: May 11, 2004

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press Release dated May 11, 2004 relating to financial results for the third fiscal quarter ended March 27, 2004